AMENDED EMPLOYMENT AGREEMENT

          Amended Agreement made effective as of February 29, 1996 between ANTHONY SPIER ("Employee") and WELLS-GARDNER ELECTRONICS CORPORATION, an Illinois corporation ("Company");

        WHEREAS, the parties desire to amend and restate the Employment Agreement entered into on April 26, 1994 ("Employment Agreement");

        NOW, THEREFORE, in consideration of the premises, the parties hereby agree that the Employment Agreement is hereby amended to read as set forth herein:

          1. Employment and Duties. The Company hereby employs Employee as its Chairman, President, Chief Executive Officer ("CEO") and Chief Operating Officer ("COO"). Notwithstanding, the Board of Directors shall have the option to designate Employee as Chairman and CEO only, and to elect another person as President and COO.

          2. Performance. Employee agrees to actively devote all of his time and effort during normal business hours to the performance of his duties hereunder and to use his best efforts and endeavors to promote the interests and welfare of the Company at all times.

          3. Term. The term of Employee's employment hereunder shall be until December 31, 2000 but shall be extended from year to year for additional one year terms, unless either the Company or the Employee elects, by giving written notice to the other party at least one year prior to the end of any term, not to extend the term hereof. Following the expiration of this Agreement pursuant to such notice, Employee shall be an employee-at will.

          4. Compensation. For all services rendered by Employee, Company agrees to pay Employee a salary from and after the effective date hereof at a minimum annual rate of $200,000 through December 31, 1996 and $225,000 thereafter, payable in such installments as the parties shall mutually agree, plus such additional compensation as the Board of Directors shall from time to time determine.

          5. Expenses. The Company shall reimburse Employee for reasonable business expenses incurred by Employee in the performance of his duties under this Agreement, including expenses for entertainment, travel and similar items consistent with its present practices.

          6. Vacation and Benefits. During the period of his employment under this Agreement, Employee shall be entitled to four weeks' annual vacation, insurance, and other employment benefits customarily provided by the Company, including increased or changed benefits as are from time to time provided Company's employees generally, or for any group or class of employees of which Employee shall be a member.
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          7. Termination.
               a) The Company may terminate Employee's employment and this Agreement at any time without penalty for "cause." As used herein, "cause" means (i) any intentional breach by Employee of any provision of this Agreement or, upon 30 days' notice and failure thereafter by Employee to cure, any violation of any statutory or common law fiduciary duty to the Company, (ii) gross neglect by Employee of his duties hereunder, (iii) any act of Employee constituting a felony under the laws of the State of Illinois or resulting or intending to result in improper personal gain or enrichment at the expense of the Company, (iv) fraud, dishonesty or misconduct in the performance of Employee's duties, (v) conduct by the Employee which is detrimental to the Company and which continues after the Company has specifically requested that such conduct be discontinued, or (vi) failure of Employee to make cumulative "net investments", as hereinafter defined, in common shares of the Company of at least $109,100, $163,650 and $200,000 by May 1, 1996, May 1, 1997 and
December 31, 1997, respectively.

               For purposes hereof, "net investment" in common shares of the Company means the purchase price paid in cash by the Employee for all common shares of the Company purchased by the Employee on or after April 26, 1994 and before the relevant date set forth above, less the cash proceeds received by the Employee from all sales of common shares of the Company by the Employee on or after April 26, 1994 and before the relevant date set forth above. Anything to the contrary notwithstanding (i) cash paid upon exercise of options granted to the Employee on April 26, 1994 under the Company's Amended and Restated Incentive Stock Plan, shall be included in computing Employee's net investment in common shares of the Company, and (b) cash or other consideration paid upon exercise of any other option granted to the Employee under said Plan or otherwise shall not be included in computing Employee's net investment in common shares of the Company.

               b) Employee may terminate his employment hereunder, in the event of a change in control of the Company. For purposes of this Agreement, a "change in control of the Company" shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than Employee or any other person currently the beneficial owner of 10% or more of the outstanding common shares of the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof (unless the election of each director, who was not a director at the beginning of the period, was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period). If the Employee shall terminate his employment under this Paragraph 7(b):
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               1) The Company shall pay the Employee his full base salary through the date of termination at the rate in effect at the time written notice of termination is given the Company by the Employee; and

               2) If the Employee does not, within five days of such termination, enter into a new employment agreement with the Company or its successor, as the case may be, with a term of two years or more, then, in lieu of any further compensation payments to the Employee for periods subsequent to the date of termination, the Company shall pay, as liquidated damages to the Employee on the fifth-day following the date of termination, a lump sum amount equal to the greater of (A) the amount of compensation which, but for such termination, would have been payable to Employee under Paragraph 4 hereof for the remaining term of this Agreement, or (B) two times the Employee's total compensation from the Company for the twelve calendar months preceding the date of termination. The Employee shall not be required to mitigate the amount of any payment provided for in this Paragraph 7(b) by seeking other employment or otherwise; and

               3) The Company shall pay Employee, on the fifth day following the date of termination, the value of any unvested stock options held by Employee and will release all restrictions on, and waive all conditions for vesting of, all unvested stock awards held by Employee. The value of unvested stock options shall equal the number of unvested shares times the dollar spread between option price and the closing price of common shares of the Company on the day of termination.

                4) If any of the payments or benefits received or to be received by Employee in connection with a change in control of the Company or the termination of his employment, whether pursuant to the terms of the Agreement (the "Contract Payments") or any other plan, arrangement, or agreement with the Company or any person whose actions result in a change of control or any person affiliated with the Company or such person (collectively with the Contract Payments, "Total Payments"), will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Employee at the time specified in paragraph (5), below, an additional amount (the "Gross-Up Payment") such that the net amount retained by Employee, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this paragraph, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all payments and benefits constituting the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Employee such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code in excess of the base amount within the meaning of section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments, or (B) the amount of excess parachute payments within the meaning of section 280G(b)(1) of the Code (after applying clause (i), above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(b)3 and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of his residence on the date of his termination of employment with the Company, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the initial time of determination, Employee shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the initial determination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess at the time that the amount of such excess is finally determined).

                5) The payments provided for in paragraph (1) hereof shall be made on the day on which are due the payments or benefits to which they relate; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to Employee on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)
                (2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after such day. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Employee payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)
                (2)(B) of the Code.)

                6) The Company shall also pay to Employee all legal fees and expenses incurred by Employee as a result of termination of his employment with the Company, provided such termination occurs after a change in control of the Company and while this Agreement is in effect, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement, or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.

          8. Restrictions.
               a) Employee agrees that he will not, during the term of this contract or after the termination of his employment, directly or indirectly, divulge, publish, disclose or otherwise reveal any trade secrets, or other information acquired by or disclosed to him about the Company or its customers during his employment by the Company, to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever without the prior written consent of the Company and will not engage in any activity which is or will be detrimental or contrary to the best interests of the Company.

               b) Employee also agrees that, upon termination of his employment for any reason whatsoever, he will forthwith return to the Company all books, lists, and other documents and data belonging to the Company or relating to its business.

               c) Employee acknowledges that he has learned and will, during his continued employment by the Company, learn certain technical information and other trade secrets of the Company and that disclosure of such information to competitors of the Company would be detrimental to the Company. Employee agrees that during the term hereof and for a period of one year after the termination of his employment, he will not, directly or indirectly, be in any manner engaged in, connected with (as a shareholder, Employee or otherwise) or employed by any person, firm or corporation which is engaged in a business competitive with the Company or a successor or affiliate thereof, anywhere in the United States, provided, however, that this subparagraph shall not be deemed to limit Employee's right to own less than 10% of the common stock of a publicly-held corporation whose shares are traded on a recognized stock exchange or over-the counter, except that he may so work and compete in Johnson County, Illinois.

               d) In the event of a breach, violation or attempted breach or violation by the Employee of any of the provisions of this Paragraph 8, the Company shall be entitled to an injunction or restraining order immediately upon the commencement of any suit therefore by the Company and without notice. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy available to it for any such breach or violation for the recovery of damages, including punitive damages by reason thereof.

          9. Waiver of Breach. Failure of the Company to take action with respect to any breach or violation of any provision of this Agreement by Employee, whether or not the Company had knowledge thereof, shall not operate as a waiver of any subsequent breach or violation by the Employee.

          10. Disability. In the event Employee shall become unable to perform his duties hereunder by reason of illness or incapacity for a period of six (6) consecutive months, and such period commences before the Company has given any notice of termination under paragraph 7 hereof, Employee shall be paid, in lieu of all other compensation payable hereunder, 100% of his salary during such six
(6) months and 60% of his salary during the ensuing one (1) year. Notwithstanding the foregoing, Employee will be included under any long-term disability plan maintained by the Company for its employees generally.

          11. Assignment. This Agreement is based upon the personal services of Employee, and the rights and obligations of Employee hereunder shall not be assignable except as herein expressly provided. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

          12. Other Benefits.
               a) During Employee's employment by the Company, the Company shall provide Employee with the use of a leased Cadillac or equivalent automobile and will pay all of the expenses relating to the operation thereof, other than traffic or parking tickets. At the conclusion of the initial term of this contract and said lease, the Company, will purchase the vehicle from the lessor for the Employee on a tax grossed up basis.

               b) During Employee's employment by the Company and without limiting the provisions of Paragraph 6 hereof, the Company will provide an aggregate of $500,000 of term life insurance to Employee.

               c) During Employee's employment by the Company, the Company will pay 100% of the Employee's dues to the Standard Club or comparable club.

               d) The Company will pay the annual fees of Employees' personal financial advisor, up to a maximum of $7,000, and the annual fees for the preparation of Employee's personal Federal and State tax returns.

          13. Entire Agreement. This instrument supersedes all prior understandings and agreements with respect to the Employee's employment by the Company and contains the entire agreement of the parties and may be amended only in writing, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

          14. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

                  *      *      *      *      *

          IN WITNESS WHEREOF, the parties have executed this Amended Agreement on the day and year first above written.


                         WELLS-GARDNER ELECTRONICS CORPORATION

                         By: /s/ RANDALL S. WELLS
                             Randall S. Wells

                         Employee:
                             /s/ ANTHONY SPIER
                             Anthony Spier
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